June 6, 2023
Sturm, Ruger & Company, Inc. One Lacey Place Southport, Connecticut 06890

Re:       The Sturm, Ruger & Company, Inc. 2023 Stock Incentive Plan

Dear Sirs:

We have acted as special counsel to Sturm, Ruger & Company, Inc., a Delaware corporation (the “Company”), in connection with the proposed registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of 1,000,000 shares (the “Shares”) of the Company's Common Stock, par value $1.00 per share (the “Common Stock”), pursuant to The Sturm, Ruger & Company, Inc. 2023 Stock Incentive Plan (the “Plan”) and a registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on the date hereof.

In rendering this opinion we have examined or are otherwise familiar with the Company's Certificate of Incorporation and Bylaws, each as amended to date, the Plan, the Registration Statement, the resolutions adopted by the board of directors of the Company relating to the Registration Statement and the Plan and the proposal adopted by the stockholders of the Company relating to the Plan at the Company’s 2023 Annual Meeting of Stockholders. We have also examined the originals, or copies certified or otherwise identified to us, of the corporate records of the Company, certificates of public officials and representatives of the Company, and such other documents and records, and have made such investigations of law, as we have deemed necessary for purposes of this opinion. We have assumed the genuineness of all signatures, the conformity to the original of all copies and the factual accuracy of all certificates submitted to us.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with the terms of the Plan at prices in excess of the par value thereof, will constitute duly authorized, validly issued, fully paid and nonassessable shares of Common Stock.

We express no opinion as to any laws other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

Sturm, Ruger & Company, Inc.

June 6, 2023

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

PATTERSON BELKNAP WEBB & TYLER LLP

By: /s/ Patterson Belknap Webb & Tyler LLP